OPTION AGREEMENT
     THIS OPTION AGREEMENT (“Agreement”) is entered into as of January 31, 2008, and is by and among Holly Corporation, a Delaware corporation (“Holly”), Holly UNEV Pipeline Company, a Delaware corporation (“Holly UNEV”), Navajo Pipeline Co., L.P., a Delaware limited partnership, Holly Logistic Services, L.L.C., a Delaware limited liability company (“Holly GP”), HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”), Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), HEP Logistics GP, L.L.C., a Delaware limited liability company (the “OLP GP”), and Holly Energy Partners–Operating, L.P., a Delaware limited partnership (“HEP-Operating”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     1. Certain of the Parties are also parties to the Omnibus Agreement entered into as of July 13, 2004, as amended as of the date hereof (the “Omnibus Agreement”).
     2. The Omnibus Agreement restricts the Holly Entities from engaging in any Restricted Business (as such term is defined in the Omnibus Agreement) to the extent provided in Article II thereof.
     3. Holly has entered into a Memorandum of Understanding dated June 26, 2007 with Sinclair Transportation Company (“Sinclair”) relating to the facilities and services required to initially transport 62,000 barrels per day of refined petroleum products from Salt Lake City, Utah to Las Vegas, Nevada, including a 12-inch diameter or greater pipeline with an ANSI 600# pressure rating and a length of approximately 400 miles, along with terminals in or near the Cedar City area of Southern Utah and Las Vegas, Nevada (the “UNEV Project”).
     4. The Parties desire by their execution of this Agreement to evidence their agreement that the provisions of Article II of the Omnibus Agreement shall not apply to the UNEV Project and are hereby waived to such extent and in lieu thereof HEP-Operating shall have an option to purchase the Holly UNEV Interests on the terms and conditions set forth herein.
     5. The Parties desire that the exercise price for the option shall be determined based on the principle that HEP-Operating shall acquire the Holly UNEV Interests in exchange for a cash payment equal to the Option Purchase Price.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
The Option
     1.1 Grant of Option. Subject to the terms and conditions hereof, Holly UNEV hereby grants to HEP-Operating an irrevocable option (the “Option”) to purchase all of the Holly UNEV Interests in the manner set forth below at a purchase price equal to the Option Purchase Price plus or minus the Closing Adjustment Amount payable in immediately available funds; provided, however, that at the election of Holly UNEV made at any time prior to 5:00 p.m. Central time on the third business day prior to the Closing (as defined below), up to five percent of the Option Purchase Price shall be payable in Common Units valued based on the average closing price for the five trading days ending on the date immediately prior to the Closing (as defined below).
     1.2 Exercise of Option. The Option may be exercised by HEP-Operating, in whole but not in part, at any time after the Project Completion Date and on or before 5:00 p.m., Central time, on the Expiration Date. In order to exercise the Option, HEP-Operating must send a written notice (an “Exercise Notice”) to Holly UNEV. Unless otherwise mutually agreed in writing by HEP-Operating and Holly UNEV, the closing (the “Closing”) of the exercise of the Option will take place on the first day of the month following the month in which the Exercise Notice is delivered (the “Closing Date”); provided, however, that if there are less than five business days from the date the Exercise Notice is delivered until the first day of the month following the month in which the Exercise Notice is delivered, the Closing Date shall be the first day of the month that is the second month following the month in which the Exercise Notice is delivered. Upon receipt of an Exercise Notice, Holly UNEV will be obligated to deliver the Holly UNEV Interests in accordance with Section 1.3 of this Agreement, HEP-Operating will be obligated to deliver the Option Purchase Price on the Closing Date (or if the Closing Date falls on a day that is not a business day, the business day immediately prior to the Closing Date) and HEP-Operating or Holly UNEV will be obligated to deliver the Closing Adjustment Amount in accordance with Section 1.6 if such amount is positive or negative, respectively. The Closing shall occur at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, unless another place is mutually agreed to in writing by HEP-Operating and Holly UNEV.
     1.3 Actions on the Closing Date. On the Closing Date, Holly UNEV shall cause the Holly UNEV Interests to be transferred to HEP-Operating free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever against delivery of the Option Purchase Price in immediately available funds.
     1.4 Operations Amount Estimates. Holly UNEV shall (1) no later than five business days after the delivery of the Exercise Notice or the Termination Option Exercise Notice, deliver to HEP-Operating an estimated income statement and balance sheet of UNEV Pipeline for the period commencing on the Project Completion Date through 11:59 p.m. on the date immediately prior to the Closing Date or Termination Option Closing (either such time, the “Effective Time”) and as of the Effective Time, respectively, together with a certificate containing a good faith estimate of the Operations Amount calculated from such estimated income statement and balance sheet, and (2) no earlier than two days prior to the Closing or the Termination Option Closing, deliver to HEP-Operating an estimated income statement and balance sheet of UNEV

Pipeline for the period commencing on the Project Completion Date through the Effective Time and as of the Effective Time, respectively (collectively, the “Closing Financial Statements”), together with a certificate containing a good faith estimate of the Operations Amount calculated from the Closing Financial Statements (the “Estimated Closing Operations Amount”) (which shall be estimated prior to the application of any payments to be made under Section 1.2 or Section 3.6(c)). The Closing Financial Statements shall be prepared in accordance with this Agreement and GAAP.
     1.5 Final Operations Amount Determination.
     (a) As promptly as practicable after the Closing or the Termination Option Closing (but in no event later than 45 days after the Closing or the Termination Option Closing), HEP-Operating shall deliver to Holly UNEV an income statement and balance sheet of UNEV Pipeline for the period commencing on the Project Completion Date through the Effective Time and as of the Effective Time, respectively (the “Final Closing Financial Statements”), together with a certificate stating the Operations Amount calculated from the Final Closing Financial Statements (the “Closing Operations Amount”). The Final Closing Financial Statements shall be prepared in accordance with this Agreement and GAAP. Following the delivery of the Final Closing Financial Statements to Holly UNEV, HEP-Operating shall afford Holly UNEV and its representatives the opportunity to review the Final Closing Financial Statements, and such supporting schedules, analyses, workpapers and other underlying records or documentation as are reasonably necessary and appropriate. HEP-Operating shall, cooperate fully and promptly with Holly UNEV and its representatives in such examination with respect to all reasonable requests related thereto, including providing answers to questions asked by Holly UNEV and its representatives, and HEP-Operating shall promptly make available to Holly UNEV and its representatives any records under HEP-Operating’s reasonable control that are reasonably requested by Holly UNEV and its representatives.
     (b) If within 45 days following delivery of the Final Closing Financial Statements to Holly UNEV, Holly UNEV has not delivered to HEP-Operating written notice (the “Objection Notice”) of its objections to the Closing Operations Amount certified by HEP–Operating (such Objection Notice must contain a statement describing in reasonable detail the basis of such objections and the amounts so disputed), then the Closing Operations Amount as calculated from such Final Closing Financial Statements shall be deemed final and conclusive and shall be “Final Operations Amount,” and each of the parties hereto agrees that such amounts shall thereafter not be subject to any appeal or further challenge hereunder or otherwise. If Holly UNEV delivers the Objection Notice within such 45-day period, then HEP-Operating and Holly UNEV shall submit the objections set forth in the Objection Notice to binding arbitration in accordance with Section 8.11 and “Final Operations Amount” will be determined pursuant to binding arbitration.
     1.6 Adjustment Payment. If the Final Operations Amount as determined pursuant to Section 1.5 would result in a (i) positive Closing Adjustment Amount, then HEP-Operating will promptly pay an amount in cash to Holly UNEV, in immediately available funds, equal to such excess, or (ii) negative Closing Adjustment Amount, then Holly UNEV shall promptly pay an amount in cash to HEP-Operating, in immediately available funds, equal to such shortfall.
     1.7 Construction. The parties hereto covenant and agree that if any provision of Article I of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of any provision of Article I of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of Article I of this Agreement shall control.
ARTICLE II
Representations and Warranties
     2.1 Representations and Warranties of Holly UNEV.
Holly UNEV hereby represents and warrants to HEP-Operating that:
     (a) Holly UNEV has all necessary power and authority to enter into this Agreement and to sell, assign, transfer and deliver to HEP-Operating, pursuant to the terms and conditions of this Agreement, the Holly UNEV Interests;
     (b) Holly UNEV owns beneficially and of record all of the Holly UNEV Interests free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever. Upon purchase of the Holly UNEV Interests pursuant to this Agreement, HEP-Operating shall receive good and marketable title to the Holly UNEV Interests free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever other than those created by or on behalf of the HEP Parties; and
     (c) This Agreement is a legal, valid and binding agreement of Holly UNEV enforceable against Holly UNEV in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
     2.2 Representations and Warranties of the HEP Parties.
The HEP Parties hereby represent and warrant to Holly UNEV that:
     (a) HEP-Operating has all necessary power and authority to enter into this Agreement and prior to the sending of the Exercise Notice or the Termination Option Exercise Notice will have all necessary power and authority to buy the Holly UNEV Interests from Holly UNEV pursuant to the terms and conditions of this Agreement; and
     (b) This Agreement is a legal, valid and binding agreement of the HEP Parties enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
ARTICLE III
Covenants
     Unless otherwise indicated, each of the covenants contained in Article III shall terminate and be of no further force or effect at the Closing or the Termination Option Closing, as applicable.
     3.1 Transfer of Holly UNEV Interests. On and after the date hereof and until the earliest of the (i) Closing, (ii) Termination Option Closing or (iii) termination of this Agreement pursuant to Section 5.1, the Holly Entities may transfer Holly UNEV Interests only if immediately following such transfer, the Holly UNEV Share is at least 75%, unless such transfer is made pursuant to the exercise of the Option or the Termination Option.
     3.2 Conduct of the Project.
     (a) Holly UNEV shall use commercially reasonable efforts to have HEP-Operating designated as the initial operator of the UNEV Project commencing on or before the Project Completion Date, subject to the terms of any applicable operating agreement and any required consent of Sinclair;
     (b) From and after the delivery of an Exercise Notice pursuant to Section 1.2, Holly UNEV shall, to the extent within its control, cause UNEV Pipeline to continue to maintain, operate, and administer the completed UNEV Project in a good and workmanlike manner, consistent with industry standards and the good routine operation of the completed UNEV Project in material compliance with all Applicable Laws except to the extent caused by actions taken or omitted by HEP-Operating as the operator of the UNEV Project;
     (c) Holly UNEV shall cause UNEV Pipeline to maintain , in accordance with GAAP, financial records and books of account with respect to the UNEV Project, including all expenditures incurred in performing the UNEV Project, that accurately reflect the transactions in the UNEV Project, and maintain proper and adequate system of internal accounting controls that provide reasonable assurance that transactions are accurately recorded in all material respects; and
     (d) Pursuant to the Project Management Agreement to be executed concurrently with this Agreement by Holly UNEV and UNEV Pipeline (the “Project Management Agreement”), Holly UNEV shall invoice UNEV Pipeline on a monthly basis for Holly UNEV’s services, which services include, without limitation, (i) right of way services that include a charge for indirect costs incurred by Holly UNEV of 10% of the cost of right-of-way services, (ii) pre-construction services that include a charge for indirect costs incurred by Holly UNEV of 10% of the cost of the pre-construction services, and (iii) construction management services for which Holly UNEV is paid $75,000 per month. All employee costs relating to the UNEV Project that are incurred by

Holly UNEV are intended to be covered by the fees paid under the Project Management Agreement.
     3.3 Consultation and Cooperation. Ninety (90) days prior to the estimated Project Completion Date through the Expiration Date:
     (a) Holly UNEV shall provide HEP-Operating the right to examine and make copies of the Records during normal business hours, upon reasonable advance notice to Holly UNEV, and in a manner so as not to unreasonably interfere with the normal business operations of UNEV Pipeline. Such right may be exercised through any agent or employee of HEP-Operating designated in writing by it, or by an independent accountant or attorney so designated. HEP-Operating shall bear all actual out-of-pocket third person expenses incurred in connection with any such examination or copying. Holly UNEV shall make available to HEP-Operating and its financing sources and other advisors, upon reasonable advance notice to Holly UNEV, during normal business hours, personnel of Holly UNEV who are knowledgeable with respect to the UNEV Project in order that HEP-Operating may make such diligence investigation as HEP-Operating reasonably considers desirable for any purpose that relates to the transactions contemplated by this Agreement, including, but not limited to, HEP-Operating’s efforts to obtain financing for the Option Purchase Price or the Termination Option Purchase Price, as applicable. Any information obtained by HEP-Operating, its employees, representatives, consultants, attorneys, agents, and its financing sources and other advisors under this Agreement (including, but not limited to, this Section 3.3(a) and Section 3.3(c)) shall be maintained as confidential. Notwithstanding the foregoing, Holly UNEV shall not be required to, or required to cause UNEV Pipeline or any of their Affiliates to, grant access or furnish information to HEP-Operating or any of its agents or employees if such access or the furnishing of such information is prohibited by Applicable Law or an existing contract; provided, however, that Holly UNEV shall use commercially reasonable efforts to cause such access right to be granted to HEP-Operating and its representatives, but neither Holly UNEV, UNEV Pipeline nor any of their Affiliates shall be obligated to pay money to any third party for such consent or waiver;
     (b) Holly UNEV will cause UNEV Pipeline to grant to HEP-Operating the right, exercisable at HEP-Operating’s risk and expense, to make such surveys, tests and inspections of the UNEV Project as HEP-Operating may deem desirable, so long as such surveys, tests or inspections do not damage the UNEV Project or interfere in any material respect with the activities of UNEV Pipeline thereon and so long as HEP-Operating has furnished Holly UNEV and UNEV Pipeline with evidence that adequate liability insurance is in full force and effect;
     (c) Holly UNEV shall use its reasonable commercial efforts to provide to HEP-Operating and any of its financing sources all cooperation reasonably requested by HEP-Operating or such financing sources that is reasonably necessary or customary in connection with the financing of the Option Purchase Price or the Termination Option Purchase Price, as applicable (provided that such requested cooperation does not unreasonably interfere with the business or operations of Holly UNEV or UNEV

Pipeline), including furnishing HEP-Operating, within a commercially reasonable amount of time, with operational, financial and other pertinent information as may be reasonably requested by HEP-Operating in connection with the financing; provided that neither Holly UNEV nor UNEV Pipeline shall be required to pay any commitment or other similar fee or incur any other cost or expense in connection with such financing; provided, further, that, neither Holly UNEV nor UNEV Pipeline shall be required to incur any liability in connection with any such financing. HEP-Operating shall, promptly upon request by Holly UNEV, reimburse Holly UNEV for all reasonable documented out of pocket costs and expenses incurred by Holly UNEV and UNEV Pipeline in connection with such cooperation and shall indemnify and hold harmless Holly UNEV and UNEV Pipeline and their respective representatives from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of any such financing and any information utilized in connection therewith (other than information provided by Holly UNEV in accordance with the terms hereof); and
     (d) Holly UNEV will, within a commercially reasonable amount of time, provide to HEP-Operating true, correct and complete copies of (i) each of the Transaction Agreements, and (ii) the annual budgets related to the UNEV Project and unaudited annual and quarterly financial statements of UNEV Pipeline.
     3.4 Additional Covenants.
     (a) In connection with the UNEV Project, Holly UNEV may make such Material Modifications as Holly UNEV deems appropriate or necessary and in furtherance of, and consistent with, the overall intent and purpose of the UNEV Project. Holly UNEV shall notify HEP-Operating in writing promptly of any contemplated Material Modifications and Holly UNEV shall consult and discuss such Material Modifications with HEP-Operating to the extent reasonably requested by HEP-Operating. After such consultation and discussion, Holly UNEV shall be entitled, in its sole discretion, to cause UNEV Pipeline to approve and implement any Material Modification;
     (b) Holly UNEV shall keep HEP-Operating reasonably informed as to the status and progress of the UNEV Project and the operations of UNEV Pipeline.
     (c) Holly UNEV shall promptly notify HEP-Operating in writing if Holly UNEV determines that there will be a material deviation in the Project Schedule that would result in (i) Holly UNEV failing to substantially complete a material milestone specified in the Project Schedule by the date set forth therefor in the Project Schedule or (ii) the Project Completion Date being materially delayed from the date set forth in the Project Schedule.
     (d) Holly UNEV shall promptly notify HEP-Operating in writing if Holly UNEV determines that the Total Investment will be materially higher than the budgeted amount of $225,000,000.00.

     (e) Within 10 days following the Project Completion Date, Holly UNEV will deliver to HEP-Operating a reasonably detailed statement which calculates the Option Purchase Price as of the Project Completion Date, and within 30 days following the Project Completion Date, Holly UNEV will deliver to HEP-Operating an unaudited balance sheet of UNEV Pipeline as of the Project Completion Date and prepared in accordance with GAAP.
     3.5 Limitation on the Activities of UNEV Pipeline. With respect to the activities of UNEV Pipeline, Holly UNEV will not consent to UNEV Pipeline engaging in any activities other than the following: (i) the design, construction, development, maintenance, ownership and, after the Project Completion Date, operation of the UNEV Project, and (ii) engaging in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes, whether directly or indirectly through the ownership and management of one or more Subsidiaries of UNEV Pipeline.
     3.6 Termination of the Project.
     (a) Notwithstanding any other provision of this Agreement, Holly UNEV reserves the right, without any liability or obligation to HEP-Operating whatsoever, to cause UNEV Pipeline to terminate the UNEV Project at any time and for any reason if Holly UNEV determines in its sole discretion that continuation of the UNEV Project is not in Holly UNEV’s best interest. If Holly UNEV decides to cause UNEV Pipeline to terminate the UNEV Project, it shall send prompt written notice (the “Termination Notice”) to HEP-Operating of such decision;
     (b) Upon receipt of the Termination Notice and subject to the terms and conditions hereof, HEP-Operating shall have an irrevocable option (the “Termination Option”) to purchase all of the Holly UNEV Interests in the manner set forth below at a purchase price equal to the Termination Option Purchase Price plus or minus the Closing Adjustment Amount payable in immediately available funds; provided, however, that at the election of Holly UNEV made at any time prior to 5:00 p.m. Central time on the third business day prior to the Termination Option Closing (as defined below), up to five percent of the Termination Option Purchase Price shall be payable in Common Units valued based on the average closing price for the five trading days ending on the date immediately prior to the Termination Option Closing (as defined below);
     (c) The Termination Option may be exercised by HEP-Operating, in whole but not in part, on or before 5:00 p.m., Central time, on the 30th day after the date of HEP-Operating’s receipt of the Termination Notice (the “Termination Option Expiration Date”). In order to exercise the Termination Option, HEP-Operating must send a written notice (a “Termination Option Exercise Notice”) to Holly UNEV. Unless otherwise mutually agreed in writing by HEP-Operating and Holly UNEV, the closing (the “Termination Option Closing”) of the exercise of the Termination Option will take place on the first day of the month following the month in which the Termination Option Exercise Notice is delivered (the “Termination Option Closing Date”); provided, however, that if there are less than five business days from the date the Termination Option Exercise Notice is delivered until the first day of the month following the month in which the Termination Option Exercise Notice is delivered, the Termination Option Closing Date shall be the first day of the month that is the second month following the month in which the Termination Option Exercise Notice is delivered. Upon receipt of a Termination Option Exercise Notice, Holly UNEV will be obligated to deliver the Holly UNEV Interests in accordance with Section 3.6(d) of this Agreement, HEP-Operating will be obligated to deliver the Termination Option Purchase Price on the Termination Option Closing Date (or if the Termination Option Closing Date falls on a day that is not a business day, the business day immediately prior to the Termination Option Closing Date) and HEP-Operating or Holly UNEV will be obligated to deliver the Closing Adjustment Amount in accordance with Section 1.6 if such amount is positive or negative, respectively. The Termination Option Closing shall occur at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, unless another place is mutually agreed to in writing by HEP-Operating and Holly UNEV; and
     (d) On the Termination Option Closing Date, Holly UNEV shall cause the Holly UNEV Interests to be transferred to HEP-Operating free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever against delivery of the Termination Option Purchase Price in immediately available funds.
     3.7 Certain Additional Covenants.
     (a) At the Closing or the Termination Option Closing, as applicable, HEP-Operating will acknowledge in writing that except as otherwise provided in Section 2.1 hereof, UNEV Pipeline’s assets and the Holly UNEV Interests are being accepted on an “as is,” “where is” and “with all faults” basis, and the instruments conveying the Holly UNEV Interests shall contain appropriate disclaimers;
     (b) Upon the exercise of the Option or the Termination Option by HEP-Operating pursuant to Section 1.2 or Section 3.6, respectively, Holly UNEV and HEP-Operating shall cooperate in good faith and use commercially reasonable efforts to obtain all necessary governmental and other third person approvals, waivers and consents required for the Closing or the Termination Option Closing, as applicable;
     (c) Following the delivery of the Exercise Notice pursuant to Section 1.2 and prior to the Closing, Holly UNEV shall not cause UNEV Pipeline to make a Material Decision without the prior written consent of HEP-Operating, which consent shall not be unreasonably withheld, delayed, conditioned or denied; and
     (d) Following the giving of notice of the exercise of the Option or the Termination Option by HEP-Operating pursuant to Section 1.2 or Section 3.6, respectively, and prior to the Closing or the Termination Option Closing, as applicable, HEP-Operating shall offer and use commercially reasonable efforts to obtain the release of each Holly Entity, effective as of the Closing or the Termination Option Closing, as applicable, from any and all obligations in respect of all letters of credit, guarantees, surety bonds and the like (the “Guarantees”) given by each Holly Entity in connection with the acquisition, construction, maintenance and operation of the UNEV Project, including providing any reasonably requested Guarantees of any HEP Entity.
ARTICLE IV
Closing Conditions
     4.1 HEP-Operating’s Conditions to the Closing. At the Closing or the Termination Option Closing, as applicable, the obligation of HEP-Operating to purchase the Holly UNEV Interests under this Agreement shall be subject to the following conditions: (a) no preliminary or permanent injunction or other decree or ruling issued by a court of competent jurisdiction in the United States shall be in effect that would prevent the sale or purchase of the Holly UNEV Interests being purchased, (b) the waiting and review period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, (c) the representations and warranties of Holly UNEV contained in Section 2.1 hereof shall be true and correct in all material respects as of the date hereof and at the time of the Closing or the Termination Option Closing, as applicable, as if made on and as of such time, (d) the Holly Entities shall have performed their covenants contained in this Agreement in all material respects and (e) at the Closing, since the date of the most recent financial statements of UNEV Pipeline delivered to HEP-Operating pursuant to Section 3.4(e) prior to the giving of the Exercise Notice, there shall have been no Material Adverse Change in the UNEV Project or UNEV Pipeline.
     4.2 Holly UNEV’s Conditions to the Closing. At the Closing or the Termination Option Closing, as applicable, the obligation of Holly UNEV to sell the Holly UNEV Interests under this Agreement shall be subject to the conditions set forth in Sections 4.1(a) and 4.1(b) of this Agreement and shall be further subject to the conditions that (a) the representations and warranties of the HEP Parties contained in Section 2.2 hereof shall be true and correct in all material respects as of the date hereof and at the time of the Closing or the Termination Option Closing, as applicable, as if made on and as of such time, (b) the HEP Parties shall have performed their covenants contained in this Agreement in all material respects and the HEP Parties shall have fully released the Holly Entities from any claims the HEP Parties may then or in the future have, directly or indirectly, against the Holly Entities arising out of or relating to the UNEV Project or UNEV Pipeline except for any claim for a breach of the terms of this Agreement.
ARTICLE V
Termination
     5.1 Termination.
     (a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing or the Termination Option Closing:
     (i) by mutual written consent of Holly UNEV and HEP-Operating;
     (ii) by either Holly UNEV or HEP-Operating if the Closing or the Termination Option Closing, as applicable, has not occurred on or prior to the earliest of (A) December 31, 2009, subject to extension for Force Majeure events as set forth below in Section 5.1(c), (B) the Termination Option Closing Date if the Termination Option has been exercised pursuant to Section 3.6; provided, however, that if the sole reason that the Termination Option Closing has not occurred on or prior to the Termination Option Closing Date is because of a failure of the condition set forth in Section 4.1(b), neither Holly UNEV nor HEP-Operating shall have the right to terminate this Agreement until the date that is three (3) business days following the satisfaction of the condition set forth in Section 4.1(b); provided, further, however, that, notwithstanding the foregoing, either Holly UNEV or HEP-Operating shall have the right to terminate this Agreement at any time on or after the 40th day following the Termination Option Expiration Date, or (C) 90 days after the delivery of the Exercise Notice pursuant to Section 1.2 (any such date, the “Termination Date”); provided, however, that this right to terminate this Agreement shall not be available to any Party whose intentional breach of this Agreement or whose Affiliate’s intentional breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
     (iii) by either Holly UNEV or HEP-Operating (A) if the Option has not been exercised prior to the Expiration Date or (B) if the Termination Notice is sent and the Termination Option has not been exercised prior to the Termination Option Expiration Date;
     (iv) by either Holly UNEV or HEP-Operating if a Governmental Authority shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or
     (v) by either Holly UNEV or HEP-Operating in the event of a breach by any HEP Entity or Holly Entity, as applicable, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Sections 4.1(c), 4.1(d) or 4.1(e) or Sections 4.2(a) or 4.2(b), as applicable, and (B) cannot be or has not been cured before the earlier of (1) 30 days following receipt by the breaching party of written notice of such breach or (2) the business day immediately preceding the Termination Date.
     (b) Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 5.1 shall remain operative and in full force and effect regardless of any investigation or the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
     (c) Force Majeure. The December 31, 2009 date set forth in Section 5.1(a)(ii)(A) shall be extended on a day for day basis for each day the Project Completion Date is delayed due to acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, terrorist acts, wars, blockades, insurrections, civil disturbances, riots; epidemics, landslides, lightning, earthquakes, fires, storms, floods, and washouts;

arrests, orders, directives, requisitions, and actions, rules, regulations or restraints of any government and governmental agencies and instrumentalities, either federal or state, civil or military; application of governmental curtailment rules and regulations; explosions, breakage, or accident to machinery or lines of pipe; and, other causes, whether of the kind herein enumerated or otherwise, not reasonably subject to being controlled or prevented.
     5.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 5.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any Party of liability for any intentional material breach of this Agreement; provided, further, however, that Sections 6.1, 6.2, 8.1, 8.2, 8.4, 8.10, 8.11, 8.14 and the confidentiality provisions of Section 3.3(a) shall survive such termination.
ARTICLE VI
Indemnification
     6.1 Indemnification by HEP-Operating. From and after the Closing or the Termination Option Closing, as applicable, HEP-Operating shall indemnify, defend and hold harmless any Holly Entity against any and all costs, fees, liabilities, expenses, claims, demands, suits, court costs, settlements or judgments (collectively, “Losses”) for any third-party claim arising out of or related to any event, circumstance, occurrence, result, effect, action or inaction prior to Closing or the Termination Option Closing, as applicable, related to the UNEV Project; provided, however, that HEP-Operating shall not be responsible to provide indemnity for any such Losses that primarily result from or arise out of any Holly Entity’s gross negligence, bad faith or willful misconduct.
     6.2 Indemnification for Guarantees. From and after the Closing or the Termination Option Closing, as applicable, HEP-Operating shall indemnify, defend and hold harmless any Holly Entity against any Losses arising out of or related to any obligations under the Guarantees for which HEP-Operating has not obtained the release of any Holly Entity.
ARTICLE VII
Definitions
     7.1 Definitions.
As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “AAA” has the meaning given such term in Section 8.11(a).
     “Agreement” has the meaning given such term in the Preamble.
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person. Notwithstanding the foregoing, for purposes of this Agreement, the Holly Entities, on the one hand, and the HEP Entities, on the other hand, shall not be considered Affiliates of each other.
     “Applicable Laws” means, with respect to any Person, all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Authority having jurisdiction over such Person, its Subsidiaries or the businesses, operations or assets of such Person or its Subsidiaries.
     “Arbitration Notice” has the meaning given such term in Section 8.11(a).
     “Closing” has the meaning given such term in Section 1.2.
     “Closing Adjustment Amount” means a cash amount, which may be a positive or negative number, equal to (a) Final Operations Amount minus (b) Estimated Closing Operations Amount.
     “Closing Date” has the meaning given such term in Section 1.2.
     “Closing Financial Statements” has the meaning given such term in Section 1.4.
     “Closing Operations Amount” has the meaning given such term in Section 1.5(a).
     “Common Units” is defined in the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., as such agreement is in effect on the date hereof, to which reference is hereby made for all purposes of this Agreement.
     “Dispute” has the meaning given such term in Section 8.11(a).
     “Effective Time” has the meaning given such term in Section 1.4.
     “Estimated Closing Operations Amount” has the meaning given such term in Section 1.4.
     “Exercise Notice” has the meaning given such term in Section 1.2.
     “Expiration Date” means the day which is 180 days after the Project Completion Date.
     “Final Closing Financial Statements” has the meaning given such term in Section 1.5(a).
     “Final Operations Amount” has the meaning given such term in Section 1.5(b).
     “Free Cash Flow” means Net Income/Loss plus all depreciation and amortization included in the calculation of Net Income/Loss for the applicable period, provided “Free Cash Flow” shall never be less than $0.00.
     “GAAP” means United States generally accepted accounting principles, consistently applied and maintained through the applicable periods.
     “General Partner” has the meaning given such term in the Preamble.

     “Governmental Authority” means any legislative body, governmental department, commission, board, bureau, instrumentality, court, arbitration panel, tribunal or organization or any regulatory, administrative or other agency, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.
     “Guarantees” has the meaning given such term in Section 3.7(d).
     “HEP Entities” means Holly GP, the General Partner and each member of the HEP Group and “HEP Entity” means any of the HEP Entities.
     “HEP Group” means the Partnership, the OLP GP, the Operating Partnership and any Subsidiary of any such Person.
     “HEP-Operating” has the meaning given such term in the Preamble.
     “HEP Parties” means each Party which is a member of the HEP Group.
     “Holly” has the meaning given such term in the Preamble.
     “Holly Entities” means Holly and any Person controlled, directly or indirectly, by Holly other than the HEP Entities; and “Holly Entity” means any of the Holly Entities.
     “Holly GP” has the meaning given such term in the Preamble.
     “Holly UNEV” has the meaning given such term in the Preamble.
     “Holly UNEV Interests” means all equity interests owned by Holly UNEV in UNEV Pipeline.
     “Holly UNEV Share” means Holly UNEV’s percentage ownership interest in UNEV Pipeline.
     “Losses” has the meaning given such term in Section 6.1.
     “Material Adverse Change” means any result, occurrence, fact, change, event, effect or condition that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, effects or conditions, has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of UNEV Pipeline or the UNEV Project, taken as a whole; provided, however, that any adverse result, occurrence, fact, change, event, effect or condition attributable to conditions affecting general economic or financial conditions or the oil and gas industry shall not be taken into account in determining whether there has been a Material Adverse Change.
     “Material Decision” means a decision with respect to UNEV Pipeline to (i) incur any indebtedness for borrowed money, (ii) incur, or commit to incur any liability or obligation to make capital expenditures in excess of $1,000,000 in the aggregate, (iii) make any loans, advances or capital contributions to or investments in any Person (other than UNEV Pipeline or any of its direct or indirect wholly-owned Subsidiaries), (iv) sell, lease or convey any assets associated with the UNEV Project and having a value in excess of $1,000,000 in the aggregate or (v) enter into any contract that would be material to UNEV Pipeline.
     “Material Modifications” means (i) any material change in the cost, size, scope or capability of the UNEV Project, (ii) any material amendment or modification to the Transaction Agreements, (iii) the execution of any transportation agreement relating to the UNEV Project, or (iv) the execution of any material amendment or modification to any agreement between any of the Holly Entities and UNEV Pipeline.
     “Net Income/Loss” shall be the net income or net loss of UNEV Pipeline as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the financial statements delivered to HEP-Operating pursuant to Section 3.3(d) and 3.4(e).
     “Objection Notice” has the meaning given such term in Section 1.5(b).
     “OLP GP” has the meaning given such term in the Preamble.
     “Omnibus Agreement” has the meaning given such term in the Recitals.
     “Operations Amount” means the amount set forth in clause (iv) of the definition of Total Investment.
     “Option” has the meaning given such term in Section 1.1.
     “Option Purchase Price” and “Termination Option Purchase Price” means the sum of (i) the Total Investment and (ii) the Time Value Amount. For purposes of calculating the Option Purchase Price or Termination Option Purchase Price to be paid pursuant to Section 1.2 or Section 3.6(c), respectively, the term Operations Amount as used in clause (iv) of the definition of Total Investment shall equal the Estimated Closing Operations Amount calculated pursuant to Section 1.4.
     “Order” means all applicable writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.
     “Party” or “Parties” has the meaning given such terms in the Preamble.
     “Partnership” has the meaning give such term in the Preamble.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Project Completion Date” means the first business day following the day on which the UNEV Project is operational with a demonstrated sustainable rate of 2,600 barrels per hour (62,000 barrels per day) of refined petroleum products, which date shall be determined in good faith by the Board of Directors of Holly UNEV.

     “Project Schedule” means Schedule B attached hereto.
     “Records” means all files, documents, instruments, notes, work papers, ledgers, journals, abstracts, records, correspondence, studies, surveys, reports, and other data directly relating to the acquisition, construction, ownership, operation, maintenance, or use of the UNEV Project and reasonably available to Holly UNEV, including all contracts, tax records, permit files, originals of all title records, financial and accounting records, pipeline and system maps, operational records, engineering and design records, environmental and safety records, technical records, litigation files and records, production and processing records, and right-of-way files and contract files, whether in written or electronic form.
     “Sinclair” has the meaning given such term in the Recitals.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one of more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Termination Date” has the meaning given such term in Section 5.1(a)(ii).
     “Termination Notice” has the meaning given such term in Section 3.6(a).
     “Termination Option” has the meaning given such term in Section 3.6(b).
     “Termination Option Closing” has the meaning given such term in Section 3.6(c).
     “Termination Option Closing Date” has the meaning given such term in Section 3.6(c).
     “Termination Option Exercise Notice” has the meaning given such term in Section 3.6(c)
     “Termination Option Expiration Date” has the meaning given such term in Section 3.6(c).
     “Time Value Amount” means an amount equal to interest at the rate of 7% compounded annually on the Total Investment (excluding subsection (iv) of the Total Investment) from (i) the date of each deemed capital contribution as listed under the column entitled “Date of Contribution” on Schedule C attached hereto, (ii) the date of each capital contribution of cash made by Holly UNEV to UNEV Pipeline until the date of the Closing or the Termination Option

Closing, as applicable, and (iii) the date of each advance of working capital made by Holly UNEV to UNEV Pipeline until the date of the Closing or the Termination Option Closing, as applicable, with appropriate adjustments in the case of capital contributions, deemed capital contributions or advances of working capital returned or repaid to Holly UNEV.
     “Total Investment” means the sum of (without duplication):
     (i) all capital contributions deemed made by Holly UNEV to UNEV Pipeline as listed on Schedule C attached hereto, which contributions shall be treated as a contribution to UNEV Pipeline in an amount equal to the amount under the column entitled “Cost”;
     (ii) all other capital contributions of cash contributed by Holly UNEV (and not previously included on Schedule C) to UNEV Pipeline;
     (iii) all working capital advances made by Holly UNEV to UNEV Pipeline; and
     (iv) Free Cash Flow for the period commencing on the Project Completion Date through the Effective Time, multiplied by the Holly UNEV Share.
     The Total Investment shall be reduced by the amount of all distributions made to Holly UNEV as a member of UNEV Pipeline, all return of capital contributions and repayments of advances of working capital made to Holly UNEV, in each case for the period from the date hereof through the Closing Date or the Termination Option Closing Date, as applicable. Receipt by Holly UNEV of any payments under the Project Management Agreement (including, without limitation, fees for the services described in Section 3.2(d) of this Agreement) shall not be considered to be a distribution, return of capital contribution or repayment of an advance of working capital. For the avoidance of doubt, all capital contributions, deemed capital contributions and advances of working capital made by Holly UNEV to UNEV Pipeline in order to allow UNEV Pipeline to pay its obligations under the Project Management Agreement shall be included in full in the definition of Total Investment for purposes of calculating the Time Value Amount.
     “Transaction Agreements” means the principal agreements with Sinclair (or any other investor in UNEV Pipeline) relating to the UNEV Project and any material construction or transportation agreements relating to the UNEV Project.
     “UNEV Pipeline” means UNEV Pipeline, LLC, a Delaware limited liability company and the joint venture entity formed to construct, own and operate the UNEV Project.
     “UNEV Project” has the meaning given such item in the Recitals.
ARTICLE VIII
Miscellaneous
     8.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas.
     8.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8.2.
     if to the Holly Entities:
Holly UNEV
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attention: Senior Vice President
Fax: (214) 871-3523
     if to the HEP Entities
Holly Energy Partners-Operating, L.P.
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attention: Senior Vice President
Fax: (214) 871-3523
     8.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     8.4 Waiver of Article II. The provisions of Article II of the Omnibus Agreement are hereby waived with respect to the UNEV Project.
     8.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     8.6 Assignment. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto; provided,

however, that HEP-Operating may assign all of its rights hereunder to any wholly owned Subsidiary of HEP-Operating. No such assignment shall relieve HEP-Operating of its obligations hereunder.
     8.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     8.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     8.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     8.10 Expenses. The Parties shall each pay all of their own fees, costs and expenses (including all fees, costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by such Party in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     8.11 Mandatory Binding Arbitration.
     (a) With respect to any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating to this Agreement (collectively, a “Dispute”), the party claiming such Dispute shall send notice of the Dispute to other party or parties involved in such Dispute. If the parties cannot settle the Dispute within twenty (20) days of the non-claiming party’s receipt of such notice, a binding arbitration will be held in Dallas, Texas, upon notice by either party (the “Arbitration Notice”). Subject to the provisions of this Section 8.11, the parties will agree upon the rules of the arbitration prior to the arbitration based upon the nature of the disagreement. To the extent that the parties cannot agree on the rules of the arbitration, the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) will apply, and the arbitration will be conducted on a confidential basis strictly in accordance with the terms of this Agreement.
     (b) The arbitration shall be conducted before a panel of three independent and impartial arbitrators. Each party will be entitled to select one arbitrator within twenty (20) days of the date of the Arbitration Notice. If a party fails to select an arbitrator within such twenty (20) day period, the Dallas office of the AAA shall appoint an arbitrator for such party. The two individuals so selected will then select the third arbitrator within twenty (20) days. If the two individuals selected fail to select a third arbitrator within such twenty (20) day period, the Dallas office of the AAA shall appoint a third arbitrator. The panel of arbitrators will be selected no later than forty-five (45)

days after the date of the Arbitration Notice. Each member of the arbitration panel, if possible, shall be experienced in legal and operational matters related to common carrier pipelines.
     (c) The arbitrators’ decision will be considered as a final and binding resolution of the dispute. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT ANY FEDERAL COURT IN TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE PARTIES. FURTHER, THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT ANY DECISION BY AN ARBITRATOR SHALL BE ENTERED AS AN ORDER ONLY IN A FEDERAL COURT IN TEXAS AND IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OR VENUE, THEN ANY STATE COURT IN DALLAS, TEXAS. No party will sue the other except for enforcement of the arbitrator’s decision if the other party is not performing in accordance with the arbitrator’s decision.
     (d) The parties shall bear equally the fees and expenses of the arbitration unless otherwise decided by the arbitrators. Each party will bear the costs of its own counsel, witnesses (if any) and employees.
     8.12 Certain Tax Matters. For U.S. federal income tax purposes, pursuant to Section 706(d) of the Internal Revenue Code of 1986, as amended, Holly UNEV and HEP-Operating’s distributive shares of UNEV Pipeline’s federal income tax items for the taxable year of UNEV Pipeline that includes the Closing or the Termination Option Closing, as applicable, shall be determined on the basis of an interim closing of UNEV Pipeline’s books as of the close of business on the day of Closing or the Termination Option Closing, as applicable.
     8.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement (including the schedule hereto), time is of the essence.
     8.14 WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, AND IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF UNEV PIPELINE’S ASSETS AND THE HOLLY UNEV INTERESTS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF UNEV PIPELINE’S ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON UNEV PIPELINE’S ASSETS, (II) THE INCOME TO BE DERIVED FROM UNEV PIPELINE’S ASSETS AND THE HOLLY UNEV INTERESTS, (III) THE SUITABILITY OF UNEV PIPELINE’S ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED

THEREON, (IV) THE COMPLIANCE OF OR BY UNEV PIPELINE’S ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), PERMITS, LICENSES, FORECASTS, RIGHTS-OF-WAY OR OTHER AGREEMENTS OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF UNEV PIPELINE’S ASSETS OR THE HOLLY UNEV INTERESTS. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO UNEV PIPELINE’S ASSETS OR THE HOLLY UNEV INTERESTS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER AND CONVEYANCE OF THE HOLLY UNEV INTERESTS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE HOLLY UNEV INTERESTS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH TRANSFER AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO UNEV PIPELINE’S ASSETS AND THE HOLLY UNEV INTERESTS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
     8.15 Access to Information. Notwithstanding the foregoing provisions of this Agreement, no Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of their representatives to the extent that such information is subject to an attorney/client or attorney work product privilege; provided, however, that each Party shall, to the extent the same may be provided in a fashion consistent with the maintenance of such privilege, endeavor in good faith to provide all information and records reasonably requested by any other Party pursuant to a right of access to such information granted to such Party in this Agreement.
Signatures begin on the following page.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

HOLLY CORPORATION
By:
Stephen J. McDonnell
Vice President and Chief Financial Officer

HOLLY UNEV PIPELINE COMPANY
By:
Stephen J. McDonnell
Vice President and Chief Financial Officer

NAVAJO PIPELINE CO., L.P. By Navajo Pipeline GP, L.L.C., Its General Partner
By:
Stephen J. McDonnell
Vice President and Chief Financial Officer

HOLLY LOGISTIC SERVICES, L.L.C.
By:
David Blair
Senior Vice President

HEP LOGISTIC HOLDINGS, L.P. By Holly Logistic Services, L.L.C., Its General Partner
By:
David Blair
Senior Vice President

HOLLY ENERGY PARTNERS, L.P. By HEP Logistics Holdings, L.P. Its General Partner By Holly Logistic Services, L.L.C. Its General Partner
By:
David Blair
Senior Vice President

HEP LOGISTICS GP, L.L.C.
By:
David Blair
Senior Vice President

HOLLY ENERGY PARTNERS–OPERATING, L.P. By HEP Logistics GP, L.L.C. Its General Partner
By:
David Blair
Senior Vice President

Schedule A
Intentionally Deleted

Schedule B
Project Schedule

Schedule C
Deemed Capital Contributions

Description of
Capital Contribution	Cost	Date of Contribution
Development management services provided by Holly UNEV or its Affiliates prior to December 1, 2007 (provided HEP-Operating shall have no other obligation to reimburse Holly UNEV for costs incurred prior to such date for services provided to HEP-Operating by Holly UNEV or any of its Affiliates relating to the UNEV Project)

[add description of pipes to be contributed]

Cash Contributions prior to December 1, 2007

TOTAL Deemed Capital Contribution